Exhibit (j)(ii)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 25, 2025, relating to the financial statements and financial highlights of Ambrus Core Bond Fund, Ambrus Tax-Conscious California Bond Fund, and Ambrus Tax-Conscious National Bond Fund, each a series of FundVantage Trust, which are included in Form N-CSR for the year ended September 30, 2025, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Additional Service Providers” and “Financial Statements” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania

January 26, 2026